Exhibit 5.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-290324 on Form F-10 of our report dated September 3, 2025 relating to the financial statements of New Pacific Metals Corp., appearing in the Annual Report on Form 40-F of New Pacific Metals Corp. for the year ended June 30, 2025.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
October 3, 2025